UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14D-9

(Rule 14d-101)

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

DIALOGIC INC.

(Name of Subject Company)

DIALOGIC INC.

(Name of Persons Filing Statement)

Common stock, par value $0.001 per share

(Title of Class of Securities)

25250T100

(CUSIP Number of Class of Securities)

Anthony Housefather

Dialogic Inc. /co/Dialogic Corporation

6700 Cote De Liesse, Suite 100

Montreal, Quebec, Canada H4T 2B5

514-745-5500

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications

on Behalf of the Person Filing Statement)

With a copy to:

Shon E. Glusky

Sheppard Mullin Richter & Hampton LLP

30 Rockefeller Plaza

New York, New York 10112

Telephone (212) 653-8700

Fax (212) 653-8701

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 3.02, 3.03 and 9.01 of the Current Report on Form 8-K filed by Dialogic Inc. on October 15, 2014 (including all exhibits thereto) and the information set forth under Items 8.01 and 9.01 of the Current Report on Form 8-K filed by Dialogic Inc. on October 10, 2014 (including all exhibits thereto) are incorporated herein by reference.